AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT, SENIOR
SECURED CONVERTIBLE NOTES AND WARRANTS

          This AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT, SENIOR SECURED CONVERTIBLE NOTES AND WARRANTS (this “Amendment”) is made and entered into as of February 23, 2007, by and among Azco Mining, Inc., a Delaware corporation (the “Company”), and the purchasers identified on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

1.

The Company and the Purchasers are parties to a Securities Purchase Agreement, dated as of March 20, 2006 (the “Purchase Agreement”), as amended by Amendment No. 1 to Senior Secured Convertible Notes, Warrants, Additional Investment Rights and Security Agreement dated as of September 6, 2006 (“Amendment No. 1”) pursuant to which the Company issued and sold to the Purchasers an aggregate of $3,781,662 of Senior Secured Convertible Notes due January 1, 2008 (the “Notes”) and certain Warrants and Additional Investment Rights (each as defined in the Purchase Agreement). Capitalized terms used and not defined in this Amendment shall have the respective meanings set forth in the Purchase Agreement or Notes, as the case may be.

2.

In connection with Amendment No. 1, the principal amount of the Notes consists of (i) $2,500,000 of Senior Secured Convertible Notes issued on March 20, 2006 (the “Original Notes”), (ii) $1,000,000 of Senior Secured Convertible Notes issued pursuant to Amendment No. 1, and (iii) $281,662 of accrued interest and liquidated damages.

3.

In connection with Amendment No. 1, the Warrants and Additional Investment Rights consist of (i) the original warrants and additional investment rights issued under the Purchase Agreement on March 20, 2006 (the “Original Warrants” and the “Original Additional Investment Rights”, respectively), and (ii) the warrants and additional investment rights issued under Amendment No. 1.

4.	The Company and the Purchasers now wish to further modify certain terms of the Purchase Agreement, Notes and Warrants.

          NOW, THEREFORE, in consideration of the foregoing Recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Purchaser, severally and not jointly, agree as follows:

Azco_Amendment_2_Feb-23-07

1.	Amendments and Agreements.

1.1.	The Company and each Purchaser agrees that Section 2(b) of the Notes shall be deleted and replaced in its entirety as follows:

                              “(b) (1)      The Company shall pay the principal balance of this Note to the Holder in 12 equal monthly installments (each, a “Monthly Installment”) commencing on February 1, 2007 and to continue on the first day of each of the 11 months thereafter, except if such date is not a Trading Day, in which case such principal shall be payable on the next succeeding Trading Day (each, a “Principal Payment Date”), until the outstanding principal balance of this Note has been paid in full; provided, however, that the February 2007 and March 2007 Monthly Installments shall be paid in accordance with Section 2(b)(2) below. On the Maturity Date, the Company shall pay all then accrued and unpaid interest on this Note together with the final payment of principal hereunder.

                              (b) (2)      In connection with the Monthly Installment due on February 1, 2007 and March 1, 2007, the Company may pay such Monthly Installments in Common Stock, without being subject to the Equity Conditions, on or prior to March 15, 2007, provided that the number of shares of Common Stock to be issued to each Holder as principal shall be determined by dividing the total principal then payable to such Holder by the lowest of (i) the Conversion Price, (ii) $0.80, and (iii) the Market Price as of the applicable Principal Payment Date, and rounding up to the nearest whole share.”

1.2.

The Company hereby acknowledges, and shall cause its counsel to issue a legal opinion to the Purchasers, that (i) the Common Stock issuable upon conversion of the Notes up to the principal amount of the Original Notes and the Common Stock issuable upon a cashless exercise of the Original Warrants (to the extent permitted) shall be eligible to be sold under Rule 144 on March 20, 2007, and (ii) the Common Stock issuable upon conversion of all the Notes and the Common Stock issuable upon a cashless exercise of all the warrants (to the extent permitted) issued under Amendment No. 1 shall be eligible to be sold under Rule 144 on September 6, 2007.

1.3.

Following March 20, 2007, if the Company issues any Common Stock as a Monthly Installment that is not eligible for resale under Rule 144 and the Registration Statement is not effective (any such shares issued, the “Restricted Shares”), then (x) the number of shares of Common Stock that are issued to each Purchaser as principal shall be adjusted so that the number of shares of Common Stock such Purchaser receives is equal to the quotient obtained by dividing the total principal then payable to such Purchaser by the Issue Price, and (y) each Purchaser shall have the right to require the Company to repurchase (the “Repurchase Option”) in cash all or any portion of such Restricted Shares, within 10 Trading Days following delivery by such Purchaser of a notice to the Company, at a price equal to 130% of the Issue Price. A Purchaser shall not be permitted to exercise its Repurchase Option if at the time of the delivery by such Purchaser of the notice to the Company the Restricted Shares can be sold under Rule 144 (and Company’s counsel has provided the requisite legal opinion for the sale of such shares pursuant to Rule 144, at a cost born solely by the Company) or a Registration Statement is effective. For the purposes of this Amendment, the “Issue Price” shall mean the lowest of (i) the Conversion Price, (ii) $0.80, and (iii) the Market Price as of the applicable Principal Payment Date (as defined in the Notes), and rounding up to the nearest whole share.

1.4.

The Purchasers agree that any amounts due under Section 6.1(d) of the Purchase Agreement shall only apply to Events occurring on or after April 30, 2007, except as otherwise set forth in this Amendment.

2.	Additional Warrants.

2.1.

In connection with the transaction contemplated by this Amendment, the Company agrees to issue to each Purchaser a warrant in the form of Exhibit A hereto (the “Additional Warrant A”), registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated on Schedule A hereto under the heading “Additional Warrant A Shares”.

3.

Registration Rights. To ensure that the registration rights of the Purchasers are not adversely affected as a result of the transactions contemplated by this Amendment and to provide registration rights consistent with the existing registration rights in respect of the Common Stock issuable upon exercise of the Securities, the parties agree as follows with respect to registration rights.

	3.1.	The Company and each Purchaser agrees that the first sentence of Section 6.1(a) of the Purchase Agreement shall be deleted and replaced in its entirety as follows:

“As promptly as possible, and in any event on or prior to the Filing Date, the Company shall prepare and file with the Commission a “shelf” Registration Statement covering the resale of all Registrable Securities and the sale of an additional amount of shares equal to 40% of the number of Registrable Securities for an offering to be made on a continuous basis pursuant to Rule 415.”

3.2.

The parties hereby agree that the definition of “Registrable Securities” under the Purchase Agreement shall include (a) the shares of Common Stock issuable upon the conversion or exercise of the Notes, Warrants, Additional Warrants and Additional Investment Rights, and (b) any Common Stock (including Underlying Shares) issued or issuable pursuant to the Transaction Documents, Amendment No. 1 and this Amendment, together with any securities issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing.

3.3.	The Company will use commercially reasonable efforts to prepare and file the

Registration Statement to cover all shares of Common Stock issuable under this Amendment, Amendment No. 1 and the Transaction Documents, including the Registrable Securities.

3.4.

The Filing Date with respect to the initial Registration Statement shall be April 30, 2007 and the Required Effectiveness Date with respect to the initial Registration Statement shall be the earlier of (i) July 31, 2007 and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that the initial Registration Statement will not be reviewed or is no longer subject to further review and comments. Notwithstanding anything to the contrary herein, a breach of this Section 3.4 shall subject the Company to amounts due under Section 6.1(d) of the Purchase Agreement.

3.5.

In addition to any amounts due under Section 6.1(d) of the Purchase Agreement, if the Company fails to file the Registration Statement by April 30, 2007, then the Company agrees to issue to each Purchaser on May 1, 2007 an additional warrant in the form of Exhibit B hereto (the “Additional Warrant B” and together with the Additional Warrant A, the “Additional Warrants”), registered in the name of such Purchaser, pursuant to which such Purchaser shall have the right to acquire such number of Underlying Shares indicated on Schedule A hereto under the heading “Additional Warrant B Shares”.

3.6.	Charter Amendment.

(a)

The Company shall use its best efforts to obtain as soon as possible, but in no event later than June 30, 2007, shareholder approval of the Charter Amendment (the “Charter Amendment Approval Date”). If the Charter Amendment fails to be declared effective on or prior to the Charter Amendment Approval Date and the Company does not have shares available to be issued upon exercise of Warrants or Additional Warrants elected by the Purchasers to be exercised or Notes elected by the Purchasers to be converted, such failure shall be deemed an “Event” under Section 6.1(d) of the Purchase Agreement. For the purposes of this Amendment, “Charter Amendment” shall mean an amendment of the Certificate of Incorporation of the Company, duly approved by the stockholders of the Company, which amendment increases the authorized number of shares of Common Stock of the Company, $.002 par value, to a minimum of 200,000,000 shares.

(b)

As soon as practicable following the date hereof, but in no event later than March 31, 2007, the Company shall prepare and file with the Commission proxy materials calling a special meeting or general meeting (the "Meeting") of its shareholders seeking approval of the Charter Amendment. The Company shall use its reasonable best efforts to cause such proxy materials to reach the "no further comment" stage as soon as possible (the "Clearance Date") and to hold the Meeting as soon as possible following the Clearance Date, but in no event later than 60 days following the Clearance Date.

(c)

The Board of Directors shall recommend approval of the Charter Amendment to the Company's shareholders. The Company shall mail and distribute its proxy materials for the Meeting to its shareholders at least 30 days prior to the date of the Meeting and shall actively solicit proxies to vote for the Charter Amendment. The Company shall provide the Purchasers an opportunity to review and comment on such proxy materials by providing (which may be by e-mail) copies of such proxy materials and any revised preliminary proxy materials to the Purchasers at least three (3) days prior to their filing with the Commission. The Company shall provide the Purchasers (which may be by e-mail) copies of all correspondence from or to the Commission or its staff concerning the proxy materials for the Meeting promptly after the same is sent or received by the Company and summaries of any comments of the Commission's staff which the Company receives orally promptly after receiving such oral comments. The Company shall (i) furnish to the Purchasers and their counsel (which may be by e-mail) a copy of its definitive proxy materials for the Meeting and any amendments or supplements thereto promptly after the same are first used, mailed to shareholders or filed with the Commission, (ii) inform the Purchasers of the progress of solicitation of proxies for such Meeting and (iii) inform the Purchasers of any adjournment of the Meeting and shall report the result of the vote of shareholders on the Charter Amendment at the conclusion of the Meeting. In connection with the Meeting, the Company shall hire, at its expense, a nationally recognized proxy solicitation firm, selected by the Purchasers, to assist it in obtaining the necessary shareholder votes to approve the Charter Amendment.

(d)

If for any reason the Charter Amendment is not approved at the Meeting, the Company will take such additional acts or actions as are necessary to hold an additional Meeting to consider the Charter Amendment and in conjunction therewith shall hire a nationally recognized proxy solicitation firm, selected by the Purchasers which is reasonably satisfactory to the Company, to assist it in obtaining the necessary shareholder votes to approve the Charter Amendment. Such additional Meetings shall be held no less frequent than every 3 months until such Charter Amendment is approved or the Notes and Warrants are no longer outstanding. The Company shall bear all costs and expenses of the preparation and filing of any and all proxy materials and Meetings, including but not limited to the costs and expenses of the proxy solicitation firm if needed.

(e)

In the event the Charter Amendment is not approved by the Charter Amendment Approval Date and the Company does not have shares available to be issued upon exercise of Warrants or Additional Warrants elected by the Purchasers to be exercised or Notes elected by the Purchasers to be converted, in addition to the other remedies available to the Purchasers, the Purchasers shall have the right to require the Company to, within five Trading Days after delivery of a written notice, pay cash to such Purchaser, an amount equal to the number of shares of Common Stock not issuable by the Company times 100% of the average Closing Price over the five Trading Days immediately prior to the date of such notice or, if greater, the five Trading Days immediately prior to the date of payment (the “Cash Amount”), which Cash Amount shall be in satisfaction of the Company’s obligation to deliver such shares.

4.

Continued Validity of Transaction Documents under the Purchase Agreement; Waiver of Prior Defaults. The parties hereto agree that the Purchase Agreement and the other Transaction Documents entered into in connection therewith (as amended by this Amendment), remain in full force and effect, modified to the extent and only to the extent necessary to give effect to this Amendment and the transactions herein contemplated. The parties agree that any default or event of default that has occurred, prior to the effective date hereof, under any of the Transaction Documents is waived by each of the Purchasers.

5.	Representations and Warranties.

5.1.

The Company hereby represents and warrants to the Purchasers that each of the representations and warrants set forth in Section 3.1 of the Purchase Agreement are true and correct as of the date hereof.

5.2.

Each Purchaser hereby, as to itself only and for no other Purchaser, represents and warrants to the Company that each of the representations and warrants set forth in Section 3.2 of the Purchase Agreement are true and correct as of the date hereof.

6.	Miscellaneous.

6.1.

Fees and Expenses. The Company has agreed to reimburse Cranshire Capital, L.P. (“Cranshire”) $15,000 for its legal fees and expenses in connection with this Amendment. Except for the foregoing, each party hereto will bear the fees and expenses of its own counsel and advisors in connection with the negotiation and entering into of this Amendment. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of any Securities.

6.2.

Entire Agreement. This Amendment and the Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3.

Equal Treatment of Purchasers. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents.

6.4.

Public Announcement. The Company shall, by 9 a.m. Eastern time on February 27, 2007, issue a press release disclosing the material terms of the transactions contemplated hereby and by 4:30 p.m. Eastern time on the first Business Day following the date hereof, file a Current Report on Form 8-K, attaching such press release and this Amendment thereto, each reasonably acceptable to each Purchaser. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (i) as required by federal securities law in connection with the registration statement contemplated by the Purchase Agreement and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under subclause (i) or (ii).

6.5.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective as specified in the Purchase Agreement. The address for such notices and communications shall be as set forth on the signature pages attached to the Purchase Agreement.

6.6.

Amendments; Waivers. No provision of this Amendment may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and each Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Amendment shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

6.7.	Amendment Controls. If any topic is addressed both in the Purchase

Agreement (or any document related thereto) and in this Amendment, this Amendment shall control.

6.8.

Construction. The headings herein are for convenience only, do not constitute a part of this Amendment and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Amendment will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

6.9.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The parties agree that Section 7.9 of the Purchase Agreement shall apply to this Amendment as if set forth in its entirety herein.

6.10.	Survival. The representations and warranties contained herein shall survive the delivery, exercise and/or conversion of the securities, as applicable for the applicable statue of limitations.

6.11.

Execution. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same document and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.

6.12.

Severability. If any provision of this Amendment is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Amendment shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Amendment.

6.13.

Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser. Nothing contained herein, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Amendment and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Purchasers have not relied upon the same legal counsel in their review and negotiation of this Amendment. The Company has elected to provide all Purchasers with the same terms and form of Amendment for the convenience of the Company and not because it was required or requested to do so by the Purchasers. Each Purchaser represents that it has been represented by its own separate legal counsel in its review and negotiations of this Amendment and each party represents and confirms that Malhotra & Associates LLP represents only Cranshire in connection with this Amendment.

(Signature Pages Follow)

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

AZCO MINING, INC.

By:__________________________________________
      Name:
      Title:

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASERS FOLLOWS]

          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Investing Entity: ________________________________________________________
Signature of Authorized Signatory of Investing Entity: __________________________________
Name of Authorized Signatory: ____________________________________________________
Title of Authorized Signatory: _____________________________________________________
Email Address of Authorized Entity:________________________________________________

Schedule A
Purchaser	Additional Warrant A Shares	Additional Warrant B Shares
Cranshire Capital, L.P.	572,540	572,540
Iroquois Master Fund, Ltd.	525,000	525,000
Lilac Ventures Master Fund	127,461	127,461
Crestview Capital Master, LLC	279,748	279,748
Bristol Investment Fund, Ltd.	245,253	245,253